Princeton Security Technologies (OTC-BB: PSGY) announces Cash Dividend

(Princeton, December 14, 2011) Princeton Security Technologies, Inc. (OTC-BB:PSGY), a leading supplier of X-ray and Gamma-ray Detectors, Spectroscopy systems and Radioactive Isotope Identifier Devices (RIID) through its wholly-owned subsidiary Princeton Gamma-Tech Instruments Inc. (PGT), today announced that its board of directors declared a cash dividend of one cent ($0.01) per share of common stock The dividend is payable on December 29, 2011 to shareholders of record on December 23, 2011.

About Princeton Security Technologies Inc.:
Princeton Security Technologies, through its wholly owned subsidiary, Princeton Gamma-Tech Instruments, Inc (PGT), is a supplier of X-ray and Gamma-ray Detectors and Spectroscopy systems, and Radioactive Radioisotope Identifier products. The Company serves a broad customer base in scientific research, industrial materials analysis, and Homeland Security.

Princeton Gamma Tech Instruments has brought leadership and technical innovation to the semiconductor gamma and X-ray detection field for over 35 years. Recent accomplishments include a state-of-the-art isotope identification technology for fixed and portable applications and a scalable software control application for the rapid deployment of multiple sensors. The corporation markets its off the shelf products and services directly, as well as via a distributor network domestically and internationally.

Further information regarding both companies can be found at www.PGT.com.
Contact:  Trupti Mehta  tel.#:  (609) 924 7310 or e-mail: investorrelations@pgt.com

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.